Exhibit 99.1

       General Cable Corporation Reports Third Quarter Results

    HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--Oct. 21, 2003--General Cable Corporation (NYSE:BGC) reported net income for the third quarter ended September 30, 2003 of $2.1 million which was $0.06 on a diluted per share basis. These results were up from a net loss of $(4.0) million or $(0.12) per diluted share in the third quarter of 2002. Included in the results for the 2003 third quarter is a $0.6 million pre-tax charge (about $0.01 per share), for severance related to the Company's ongoing cost cutting efforts in Europe.
    Net sales for the third quarter of 2003 were $382.5 million, an increase of 7% versus metal-adjusted net sales in the 2002 third quarter. Overall net sales for the quarter compared to the same period in the prior year were positively affected by about 5% as a result of favorable foreign currency exchange rates for the Company's international operations.

    Management Comments

    "I am encouraged by our third quarter results and believe they demonstrate a bottoming in our business, which up until now has been operating in an economic environment that produced a decline of almost 40% in North American wire and cable demand since 2000," commented Gregory B. Kenny, President and Chief Executive Officer. "All three business segments reported favorable year-over-year metal-adjusted net sales comparisons, including our Communications segment which had reported negative sales comparisons for the last nine quarters. Also, two of our three business segments reported positive year-over-year comparisons in operating income in the third quarter, with particular strength shown in the European Energy business and in energy transmission cables in North America. The recent blackouts in both the United States and Europe clearly demonstrate the urgent need for additional investment in the power transmission and distribution infrastructure on a global basis. As a leading supplier of energy cables both domestically and in Europe, we should directly benefit from this anticipated step-up in investment by the utilities."
    "Our improved financial performance is due in large part to our ongoing focus on increased productivity and continuous cost reduction. Relative to the industry, we continue to post very low SG&A costs. We have been successful this year in reducing our manufacturing costs despite experiencing significant increases in medical, pension and certain raw material costs. Our focus on maximizing cash flows, when combined with our highly efficient supply chain management systems, allowed us to reduce our inventory (excluding foreign currency effects) by about $17.0 million in the quarter, which in turn resulted in a $17.0 million reduction in our total debt during the period," added Kenny.

    Third Quarter Results

    Net sales in the Energy segment increased 7% in the third quarter of 2003 versus metal-adjusted net sales in the third quarter of 2002. North American metal-adjusted sales were up 2% year-over-year while the international business was up 20%, driven largely by new contract awards throughout Europe and the impact of favorable foreign currency exchange rates. International sales were up 4% excluding the positive impact of foreign currency exchange rates. Demand from North American customers for bare overhead cables and medium voltage distribution cables began to strengthen in the second quarter of 2003 versus the same period in the prior year and continued to strengthen into the third quarter of 2003. The Company anticipates that sales volume should improve over time as utility customers address capital projects that were previously deferred.
    Net sales in the Industrial and Specialty segment were up 7% versus metal-adjusted net sales in the third quarter of 2002. This increase was driven by a 20% increase in the automotive after-market ignition wire business and a 14% increase in the international business due to the ongoing rollout of environment friendly, flexible zero-halogen cables in Europe and the favorable impact of foreign currency exchange rate changes. These increases were partially offset by a 5% decrease in net sales of cables utilized primarily in new industrial construction in North America. Net sales in North America of industrial cables utilized in maintenance, repair and plant operations (MRO) were flat compared to the third quarter of 2002.
    Net sales in the Communications segment increased 5% in the third quarter of 2003 versus metal-adjusted net sales in the same quarter of 2002. The year-over-year increase was driven by an 11% increase in sales of electronic cables and a 16% increase in telephone exchange cables. For the first time since the collapse of the telecommunications market in mid-2001, all three of the Company's RBOC customers delivered year-over-year favorable sales comparisons. These increases were partially offset by a 17% decline in data communication cables as IT infrastructure spending in North America continues to be constrained.
    Selling, general and administrative expenses were $31.9 million in the third quarter of 2003, down 5% from $33.5 million in the third quarter of 2002. After excluding the impact of changes in foreign currency exchange rates and severance-related charges in the third quarter of both years, SG&A would have been down about 2% in the third quarter of 2003 versus the same period in 2002 and down 67 basis points as a percent of metal-adjusted sales. The Company's ongoing focus on cost control has allowed it to more than offset a significant increase in medical and pension related costs in the third quarter of 2003.
    Operating income was $13.5 million in the third quarter of 2003, up from $4.1 million in the third quarter of 2002. The improvement in operating income in the third quarter of 2003 compared to the prior year was due to increased sales volume in all business segments and the benefits derived from the Company's cost reduction initiatives, including a significant turn around of our operations in Portugal. The 2002 third quarter results also included $3.7 million of charges related to severance and plant closures, while the 2003 third quarter included only $0.6 million of severance charges. Operating results for the third quarter of both years was also negatively impacted by unfavorable manufacturing variances due to the Company's decision to reduce inventory quantities as the result of our increased customer integration. As a result of these actions, inventory was reduced (excluding foreign currency effects) by about $17.0 million and $25.0 million, and operating income was reduced by about $3.4 million and $5.0 million in the third quarter of 2003 and 2002, respectively.
    Net interest expense was $10.3 million for the third quarter of 2003, equal to the same period in 2002. Lower average net borrowings under the Company's credit facility and lower interest rates on the floating rate portion of debt were offset by a higher credit spread for the Company's borrowing due to an October 2002 credit facility amendment and the amortization of bank fees related to the amendment. The Company was required under the terms of its credit agreement to fix the interest rate on a portion of its floating rate debt. As a result, the Company has not fully benefited from the recent decline in interest rates because the underlying LIBOR rate on $200.0 million of its debt was fixed at approximately 4.67% under a swap transaction, which will expire on December 31, 2003.
    The effective tax rate for the third quarter of 2003 was unchanged from the 2002 rate of 35.5%.

    Nine Month Results

    Net sales for the first nine months of 2003 were $1,133 million, up 1% versus metal-adjusted net sales in the same period in 2002. Contributing to this increase was a 4% increase in metal-adjusted net sales of Energy cables, where a 3% reduction in the North American business was more than offset by the international business, which was up in comparison to last year largely due to foreign currency exchange rates. Metal-adjusted net sales in the Industrial and Specialty segment increased 2%, where growth in MRO, automotive and international businesses was partially offset by a significant reduction in cables utilized in new industrial construction and infrastructure projects. Metal-adjusted net sales fell 3% in the Communications segment due to a reduction in sales of both telephone exchange and data communication cables.
    Selling, general and administrative expenses were $93.6 million in the first nine months of 2003, down 19%, or $22.6 million from $116.2 million for the same period in 2002. Excluding the impact of foreign currency exchange rates and charges related to severance and plant closure costs from both periods, SG&A decreased by about 5% in 2003 versus 2002.
    Operating income was $40.8 million in the first nine months of 2003, up from $14.2 million in the first nine months of 2002. The results for the 2002 nine-month period included $28.7 million of severance and plant closure costs while the results for the nine months of 2003 included $1.7 million of severance charges. Excluding the charges from both periods, operating income was about flat in the first nine months of 2003 versus the same period in 2002. The positive impact of increased sales volume and lower manufacturing costs were offset by price decreases in telephone exchange cables, LAN cables and energy cables.

    General Cable (NYSE:BGC), headquartered in Highland Heights, Kentucky, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. The Company offers competitive strengths in such areas as breadth of product line, brand recognition, distribution and logistics, sales and service and operating efficiency.
    Energy cables include low-, medium- and high-voltage power distribution and power transmission products. The Industrial and Specialty segment is comprised of application-specific cables for uses such as electrical power generation (traditional fuels, alternative and renewable sources, and distributed generation), the oil, gas and petrochemical industries, mining, industrial automation, marine, military and aerospace applications, power applications in the telecommunications industry, and other key industrial segments. Communications wire and cable products transmit low-voltage signals for voice, data, video and control applications. Visit our website at www.GeneralCable.com.
    Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company's or management's beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include economic and political consequences resulting from the September 2001 terrorist attack and the war with Iraq, domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures; general economic conditions, particularly in construction; changes in customer purchasing patterns in our business segments; the Company's ability to increase manufacturing capacity and productivity; the Company's ability to successfully complete and integrate acquisitions and divestitures; the Company's ability to obtain credit facilities and changes to facilities as market conditions warrant; the cost of raw materials, including copper; the impact of foreign currency fluctuations; the impact of technological changes; the Company's ability to achieve productivity improvements; and other factors which are discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2003, as well as periodic reports filed with the Commission.
    TABLES TO FOLLOW


              General Cable Corporation and Subsidiaries
                Consolidated Statements of Operations
                 (in millions, except per share data)
                             (unaudited)

                                 ------------------ ------------------
                                 Three Months Ended Nine Months Ended
                                    September 30       September 30
                                 ------------------ ------------------
                                   2003     2002     2003      2002
                                 -------- -------- --------- ---------
Net sales                         $382.5   $347.4  $1,133.1  $1,102.5
Cost of sales                      337.1    309.8     998.7     972.1
                                 -------- -------- --------- ---------
Gross profit                        45.4     37.6     134.4     130.4
Selling, general and
 administrative expenses            31.9     33.5      93.6     116.2
                                 -------- -------- --------- ---------
Operating income                    13.5      4.1      40.8      14.2
Interest income (expense):
      Interest expense             (10.4)   (10.5)    (33.1)    (31.9)
      Interest income                0.1      0.2       0.3       0.8
                                 -------- -------- --------- ---------
                                   (10.3)   (10.3)    (32.8)    (31.1)
Earnings (loss) before income
 taxes                               3.2     (6.2)      8.0     (16.9)
Income tax (provision) benefit      (1.1)     2.2      (2.8)      6.0
                                 -------- -------- --------- ---------
Income (loss) from continuing
 operations                          2.1     (4.0)      5.2     (10.9)

Discontinued Operations
---------------------------------
Loss from discontinued operations
 (net of tax)                          -        -         -         -
Loss on disposal of discontinued
 operations (net of tax)               -        -         -      (3.9)
                                 -------- -------- --------- ---------
Net income (loss)                   $2.1    $(4.0)     $5.2    $(14.8)
                                 ======== ======== ========= =========

EPS of Continuing Operations
---------------------------------
Earnings (loss) per common share   $0.06   $(0.12)    $0.16    $(0.33)
                                 ======== ======== ========= =========
Weighted average common shares      33.1     33.1      33.1      33.0
                                 ======== ======== ========= =========
Earnings (loss) per common share-
 assuming dilution                 $0.06   $(0.12)    $0.16    $(0.33)
                                 ======== ======== ========= =========
Weighted average common shares-
 assuming dilution                  33.6     33.1      33.4      33.0
                                 ======== ======== ========= =========

EPS Including Discontinued Operations
--------------------------------------
Earnings (loss) per common share   $0.06   $(0.12)    $0.16    $(0.45)
                                 ======== ======== ========= =========
Earnings (loss) per common share-
 assuming dilution                 $0.06   $(0.12)    $0.16    $(0.45)
                                 ======== ======== ========= =========


              General Cable Corporation and Subsidiaries
          Consolidated Statements of Operations (continued)
                         Segment Information
                 (in millions, except per share data)
                             (unaudited)

                                ------------------ -------------------
                                Three Months Ended  Nine Months Ended
                                    September 30       September 30
                                ------------------ -------------------
                                  2003      2002     2003      2002
                                --------- -------- --------- ---------
Revenues (as reported)
--------------------------------
  Energy Segment                  $138.2   $123.8    $413.5    $389.0
  Industrial & Specialty Segment   128.5    116.7     395.1     383.1
  Communications Segment           115.8    106.9     324.5     330.4
                                --------- -------- --------- ---------
                           Total  $382.5   $347.4  $1,133.1  $1,102.5
                                ========= ======== ========= =========

Revenues (metal adjusted)
--------------------------------
  Energy Segment                  $138.2   $128.7    $413.5    $396.8
  Industrial & Specialty Segment   128.5    120.4     395.1     388.8
  Communications Segment           115.8    110.0     324.5     335.0
                                --------- -------- --------- ---------
                           Total  $382.5   $359.1  $1,133.1  $1,120.6
                                ========= ======== ========= =========

Operating Profit (Loss)
--------------------------------
  Energy Segment                   $11.8     $8.9     $29.6     $29.0
  Industrial & Specialty Segment     1.0      1.9       8.1       7.3
  Communications Segment             2.1     (1.6)      5.6       8.0
                                --------- -------- --------- ---------
                        Subtotal    14.9      9.2      43.3      44.3
  Corporate                         (1.4)    (5.1)     (2.5)    (30.1)
                                --------- -------- --------- ---------
                           Total   $13.5     $4.1     $40.8     $14.2
                                ========= ======== ========= =========

Return on Metal Adjusted Sales
--------------------------------
  Energy Segment                     8.5%     6.9%      7.2%      7.3%
  Industrial & Specialty Segment     0.8%     1.6%      2.1%      1.9%
  Communications Segment             1.8%    -1.5%      1.7%      2.4%
                                --------- -------- --------- ---------
                        Subtotal     3.9%     2.6%      3.8%      4.0%
  Corporate                         -0.4%    -1.4%     -0.2%     -2.7%
                                --------- -------- --------- ---------
                           Total     3.5%     1.1%      3.6%      1.3%
                                ========= ======== ========= =========

Capital Expenditures
--------------------------------
  Energy Segment                    $1.3     $1.9      $3.8      $7.0
  Industrial & Specialty Segment     1.9      3.9       5.5      10.2
  Communications Segment             0.7      1.3       2.5       5.6
                                --------- -------- --------- ---------
                           Total    $3.9     $7.1     $11.8     $22.8
                                ========= ======== ========= =========

Depreciation
--------------------------------
  Energy Segment                    $0.6     $0.5      $2.9      $2.9
  Industrial & Specialty Segment     2.0      1.8       6.7       6.3
  Communications Segment             3.6      3.7      10.9      12.1
                                --------- -------- --------- ---------
                           Total    $6.2     $6.0     $20.5     $21.3
                                ========= ======== ========= =========


              GENERAL CABLE CORPORATION AND SUBSIDIARIES
                     Consolidated Balance Sheets
                   (in millions, except share data)

                                            September 30, December 31,
ASSETS                                           2003         2002
------------------------------------------- ------------- ------------
                                             (unaudited)
Current Assets:
  Cash                                             $24.2        $29.1
  Receivables, net of allowances of
   $14.3 million at September 30, 2003
   and $11.6 million at December 31, 2002          141.4        105.9
  Retained interest in accounts receivable          80.9         84.8
  Inventories                                      247.0        258.3
  Deferred income taxes                             12.3         12.2
  Prepaid expenses and other                        24.6         42.6
                                            ------------- ------------
      Total current assets                         530.4        532.9

Property, plant and equipment, net                 326.8        323.3
Deferred income taxes                               74.7         68.3
Other non-current assets                            46.0         48.8
                                            ------------- ------------
      Total assets                                $977.9       $973.3
                                            ============= ============

LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------

Current Liabilities:
  Accounts payable                                $260.0       $242.1
  Accrued liabilities                              103.5         99.2
  Current portion of long-term debt                 33.5         40.8
                                            ------------- ------------
      Total current liabilities                    397.0        382.1

Long-term debt                                     370.5        411.1
Deferred income taxes                                2.7          2.1
Other liabilities                                  124.1        117.1
                                            ------------- ------------
      Total liabilities                            894.3        912.4
                                            ------------- ------------

Shareholders' Equity:
   Common stock, $0.01 par value:
    Issued and outstanding shares:
     September 30, 2003 -  33,083,028
      (net of 4,828,225 treasury shares)
     December 31, 2002 - 33,135,002
      (net of 4,745,425 treasury shares)             0.4          0.4
  Additional paid-in capital                       100.2        100.0
  Treasury stock                                   (50.4)       (50.0)
  Retained earnings                                 65.1         59.9
  Accumulated other comprehensive loss             (28.4)       (44.6)
  Other shareholders' equity                        (3.3)        (4.8)
                                            ------------- ------------
      Total shareholders' equity                    83.6         60.9
                                            ------------- ------------
      Total liabilities and shareholders'
       equity                                     $977.9       $973.3
                                            ============= ============

    CONTACT: General Cable Corporation
             Paul M. Montgomery, 859-572-8684